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December 23, 2022

Lincoln Variable Insurance Products Trust

P.O. Box 2340

Fort Wayne, Indiana 46801

Re:    Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as counsel to the Lincoln Variable Insurance Products Trust, a statutory trust duly organized and validly existing under the laws of the State of Delaware (the “Trust”), and we have a general familiarity with the Trust’s business operations, practices and procedures.

You have asked for our opinion regarding the issuance of Trust shares of beneficial interest in connection with a certain Trust series (each, an “Acquiring Fund”) acquiring the assets of certain other Trust series (each an “Acquired Fund”), respectively, as set forth below:

Acquired Funds (transferring assets)	Acquiring Funds (issuing shares)
JPMorgan Insurance Trust Core Bond Portfolio	LVIP JPMorgan Core Bond Fund

JPMorgan Insurance Trust Mid Cap Value Portfolio	LVIP JPMorgan Mid Cap Value Fund

JPMorgan Insurance Trust Small Cap Core Portfolio	LVIP JPMorgan Small Cap Core Fund

JPMorgan Insurance Trust U.S. Equity Portfolio	LVIP JPMorgan U.S. Equity Fund

The Acquiring Fund’s shares issued will be registered on a Form N-14 Registration Statement (the “Registration Statement”), to be filed by the Trust with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “1933 Act”).

We have examined originals or certified copies, or copies otherwise identified to our satisfaction as being true copies, of various corporate records of the Trust and such other instruments, documents and records as we have deemed necessary in order to render this opinion. We have assumed the genuineness of all signatures, the authenticity of all documents examined by us and the correctness of all statements of fact contained in those documents.

On the basis of, and subject to, the foregoing, it is our opinion that the authorized classes of shares of beneficial interest of each Acquiring Fund being registered under the 1933 Act in the Registration Statement have been duly authorized and will be legally and validly issued, fully

Lincoln Variable Insurance Products Trust

paid and non-assessable by the Trust when issued in connection with the transfer of the assets of each Acquired Fund pursuant to the terms of the form of Agreement and Plan of Reorganization included in the Registration Statement.

We are members of the Bar of the State of New York and do not hold ourselves out as being conversant with the laws of any jurisdiction other than those of the United States of America and the State of New York. We note that we are not licensed to practice law in the State of Delaware, and to the extent that any opinion herein involves the laws of the State of Delaware, such opinion should be understood to be based solely upon our review of the documents referred to above and the published statutes of the State of Delaware. The opinion expressed herein is solely for your benefit and may not be relied on in any manner or for any purpose by any other person. We express no opinion as to any other matter other than as expressly set forth above, and no other opinion is intended or may be inferred herefrom. The opinion expressed herein is given as of the date hereof, and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP
Dechert LLP